EXHIBIT 99

Date:	October 14, 2004

Subject:	Baldor Electric Company
3rd Quarter and YTD 2004 Results and Discussion

Page:	1 of 2

Fort Smith, Arkansas – Baldor Electric Company (NYSE:BEZ) markets, designs, and manufactures industrial electric motors, drives, and generators and is based in Fort Smith, Arkansas. Today Baldor announced the results of the third quarter and first nine months of 2004.

	3rd Quarter		% Change	Year		% Change
	2004	2003		2004	2003
(in thousands except per share data)	13 weeks ended Oct 2 2004	13 weeks ended Sep 27 2003		39 weeks ended Oct 2 2004	39 weeks ended Sep 27 2003
Net Sales	$168,832	$138,980	+21%	$485,350	$414,893	+17%
Cost of Sales	124,093	102,154		353,807	302,927

Gross Profit	44,739	36,826	+21%	131,543	111,966	+17%
SG&A	28,744	25,769		86,441	78,328

Operating Profit	15,995	11,057	+45%	45,102	33,638	+34%
Other (Income) Expense	291	95		826	711
Profit Sharing	1,844	1,335		5,160	3,992

Earnings Before Income Taxes	13,860	9,627	+44%	39,116	28,935	+35%
Income Taxes	5,128	3,562		14,473	10,706

Net Earnings	$8,732	$6,065	+44%	$24,643	$18,229	+35%

Earnings Per Share – Diluted	$0.26	$0.18	+43%	$0.74	$0.54	+35%
Dividends Per Share	$0.14	$0.13	+8%	$0.42	$0.39	+8%

Average Shares Outstanding	33,419	33,251	+1%	33,422	33,451	-0%

John McFarland, President and CEO, commented on the Company’s results. “We are pleased to announce record sales during the third quarter of $168.8 million, the highest quarterly sales in the Company’s history. Sales were up 21%, earnings were up 44%, and diluted earnings per share increased 43% to $0.26. Our operating margins improved to 9.5% from 8.0% last year.”

McFarland also said, “Despite unprecedented increases in the costs of steel and copper, our two largest purchased components, we have been able to improve our profitability this year. This improvement is due to higher sales, productivity increases in our manufacturing plants, and better management of our administrative and selling expenses.”

R. S. Boreham, Jr., Chairman, said, “The consistency of our strategy, in both good times and bad, has put our Company in the best position in its history. As a result, we are gaining market share in all three of our product lines.”

Balance Sheet Summary

(in thousands)	2004	2003
	Oct 2 2004	Sep 27 2003
Cash & Marketable Securities	$51,735	$42,152
Trade Receivables – net	107,408	89,901
Inventories	120,631	111,973
Working Capital	198,513	177,891
Total Debt	104,027	105,287
Shareholders’ Equity	273,196	256,702

Cash Flow from Operations (YTD)	$25,704	$47,312

Operating Margins

	Sales		Operating Margins
Q3 ‘03	$139		8.0%
Q4 ‘03	$146		8.3%
Q1 ‘04	$153		8.9%
Q2 ‘04	$164		9.5%
Q3 ‘04	$169		9.5%
	(in millions	)

(continued on page 2)

Date:	October 14, 2004

Subject:	Baldor Electric Company
3rd Quarter and YTD 2004 Results and Discussion

Page:	2 of 2

We have prepared answers to a list of questions often asked by shareholders.

Q … How was your business during the quarter?

Sales of motors were up 15% during the quarter. Orders were strong across most of the industries we serve.

Drives sales were up 27%, the strongest increase we have seen in several years. We believe the introduction of a new inverter and vector drive product line in January will further strengthen our drives business.

Our generator sales grew by 100% during the quarter, to 8% of total sales. Approximately $3 million of the sales increase was due to hurricane sales in the Southeast.

International sales continued to perform well, growing 26% during the quarter and making up 15% of our business.

Q … What will it take for you to return to the operating margins achieved in 2000?

Our goal is to exceed the 13.8% operating margin we achieved in 2000. During that year, manufacturing expenses as a percentage of sales were dropping because of increasing sales. SG&A expenses were also improving as a result of the increasing sales. Additionally, we had the benefit of decreasing material costs.

Today, we have accomplished two of the three steps necessary to achieve our goal. SG&A expenses are at their lowest level in 20 years, and manufacturing costs are their lowest level since 2000. Unfortunately, material costs such as copper and steel are rising, not falling, and they are offsetting the gains we have achieved in the other two areas. For example, our steel prices increased over 30% during the third quarter compared to the second quarter. Even with these increases, we have been able to improve operating margins compared to last year.

Q … How are you dealing with the higher material costs?

We had two price increases earlier this year, and we will announce another price increase by November 1st. We also continue to improve the designs of our products so that we use less material while still providing the high performance our customers expect.

Q … Did your balance sheet improve this quarter?

Yes. The items we want to increase, cash and inventory turns, increased, while the items we want to decrease, debt and the days it takes to collect receivables, decreased.

Q … What is your outlook for the future?

We will end the year with record sales and believe our long-term strategy will allow us to continue to gain market share.

Q … When will you update us again?

The Company will make presentations at the Southwestern Showcase on November 18 in Dallas, Texas, and at the Sidoti Emerging Growth Conference on January 18, 2005, in Palm Beach, Florida.

This document contains statements that are forward-looking, i.e. not historical facts. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectation such as “outlook”, “optimistic”, “trends”, “expect(s)”, “assuming”, “expectations”, “forecasted”, “estimates”, “expected”) are based on the Company’s current expectations and some of them are subject to risks and uncertainties. Accordingly, you are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward looking statements as a result of various factors. The factors that might cause such differences include, among others, the following: (i) changes in economic conditions, (ii) developments or new initiatives by our competitors in the markets in which we compete, (iii) fluctuations in the costs of select raw materials, (iv) the success in increasing sales and maintaining or improving the operating margins of the Company, and (v) other factors including those identified in the Company’s filings made from time-to-time with the Securities and Exchange Commission. These statements should be read in conjunction with the Company’s most recent annual report (as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission) containing a discussion of the Company’s business and of various factors that may affect it.

For more information contact:			R. S. Boreham, Jr.	Chairman
Baldor Electric Company	Phone:	479-646-4711	John A. McFarland	President & CEO
P O Box 2400	Fax:	479-648-5752	Ronald E. Tucker	CFO & Secretary
Fort Smith, Arkansas 72902	Website:	www.baldor.com	Tracy L. Long	Treasurer & Assistant Secretary